                                                                       EXHIBIT 5

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [NEW YORK OFFICE]



                                (212) 474-1000


                                                                 AUGUST 11, 1998


                        Crown Castle International Corp.
                        -------------------------------
                      Registration Statement on Form S-1
                      ----------------------------------
                         (Registration No. 333-57283)
                         ----------------------------

Ladies and Gentlemen:

          We have acted as counsel to Crown Castle International Corp., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (Registration No. 333-57283) and the amendments thereto (the "Registration Statement") initially filed with the Securities and Exchange Commission (the "Commission) on June 19, 1998 for the registration under the Securities Act of 1933, as amended (the "Act"), of up to an aggregate of 35,937,500 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be sold in a proposed public offering (the "Offering") (such shares being referred to herein as the "Shares"), all as set forth in the Registration Statement.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Restated Certificate of Incorporation of the Company (the "Restated Certificate"), (b) the Amended and Restated Bylaws of the Company, (c) resolutions adopted by the Board of Directors of the Company on June 2, 1998 June 12 1998, July 10, 1998 July 15, 1998 and July 24, 1998 in
connection with the authorization and issuance of the Common Stock being sold by the Company and the sale of the Shares by the Company and the selling stockholders and (d) an officer's certificate of the Company with respect to its issued and outstanding shares of capital stock.

          Based upon the foregoing and in reliance thereon, and subject to (i) compliance with applicable state securities laws, (ii) receipt from the Securities and Exchange Commission of an order declaring the Registration Statement effective and (iii) the filing with the Secretary of State of the State of Delaware of the Restated Certificate, it is our opinion that the Shares, when issued, delivered and paid for pursuant to and in accordance with the Registration Statement (and pertinent exhibits thereto), will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Validity of Common Stock" in the Prospectus forming a part of said Registration Statement. We further consent to the incorporation of this opinion by reference as an exhibit to any related Rule 462(b) Registration Statement. In giving these consents, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.
                                                         Very truly yours,


                                                         Cravath, Swaine & Moore

Crown Castle International Corp.
  510 Bering Drive
    Suite 500
      Houston, TX 77057